FCPT Appoints Douglas Hansen as the New Chair of the Board of Directors

Mill Valley, Calif. —(BUSINESS WIRE)— In its March 6, 2025 announcement, Four Corners Property Trust (NYSE:FCPT), a real estate investment trust primarily engaged in the ownership and acquisition of high-quality, net-leased restaurant and retail properties (“FCPT” or the “Company”), disclosed that John S. Moody would not stand for re-election to the Board of Directors of the Company (the “Board”) at the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) and Douglas B. Hansen would succeed Mr. Moody as Chair of the Board pending his re-election at the 2025 Annual Meeting. On June 5, 2025, Mr. Hansen was re-elected to the Board and appointed as Chair, effective immediately.

Bill Lenehan, Chief Executive Officer of FCPT, commented, “On behalf of everyone at FCPT, I would like to thank John for his contributions and leadership over the last 10 years, and we wish him all the best as he embarks on his retirement. While we are sad to see John go, we’re excited to welcome Doug as the Chair of the Board and are confident in his ability to continue to lead our Board and sustain FCPT’s strong performance.”

Mr. Hansen joined the Board in November 2015 at the Company’s inception and currently serves as the chair of the Company’s Compensation Committee and a member of the Investment Committee, which he previously chaired for four years. Mr. Hansen has extensive experience in real estate, capital markets and asset management having founded Redwood Trust, Inc., a public mortgage REIT, and served as its President from 1994 through 2008 and has been a director of Redwood Trust, Inc. since 1994. Since 2009, Mr. Hansen has served as President of Resonant Capital, Inc., a business services and real estate company. Mr. Hansen holds a Bachelor’s degree in Economics from Harvard College and a Master of Business Administration degree from Harvard Business School.

About FCPT

FCPT, headquartered in Mill Valley, CA, is a real estate investment trust primarily engaged in the ownership, acquisition and leasing of restaurant and retail properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a net basis, for use in the restaurant and retail industries. Additional information about FCPT can be found on the website at www.fcpt.com.

Four Corners Property Trust:
Bill Lenehan, 415-965-8031
CEO

Patrick Wernig, 415-965-8038
CFO